Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Amended and Restated August 7, 2025

This Employment Agreement (this “Agreement”), effective April 15, 2021 (the “Effective Date”), and as amended and restated on August 7, 2025, is made by and among Installed Building Products, Inc., a Delaware corporation, having its principal offices at 495 South High Street, Suite 50, Columbus, Ohio 43215 (the “Company”), and Jeffrey W. Edwards (the “Executive”).

AGREEMENT

In consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows, effective as of the Effective Date:

1.Employment. As of the Effective Date, the Company and Executive hereby agree that, during the Initial Term and each Subsequent Term (as defined in Section 2 below), the Executive shall be employed as Chief Executive Officer and President of the Company, and the Executive hereby accepts such employment. Effective on the Effective Date, the Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”). During the Initial Term and each Subsequent Term and for so long as shares of the Company’s capital stock are traded on a national securities exchange, the Company shall use reasonable efforts as may be necessary to nominate the Executive for re-election as a member of the Board.

2.Term of Employment. The “Initial Term” of employment under this Agreement shall be the period commencing on the Effective Date and ending on April 15, 2026 (the “Expiration Date”), unless earlier terminated as provided in Section 5. This Agreement shall be automatically renewed for additional five year terms (each, a “Subsequent Term”) on the Expiration Date and each anniversary of the Expiration Date thereafter, unless earlier terminated as provided in Section 5 or unless the Executive gives notice to the Company, or the Company gives notice to the Executive, at least ninety (90) days prior to the expiration of the Initial Term or any Subsequent Term of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 9.3).

3.Positions, Responsibilities and Duties.

3.1    Positions. During the Initial Term and each Subsequent Term, the Executive shall serve as Chief Executive Officer and President of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in such position in companies similar in nature and size to the Company, and such other duties, authorities and responsibilities as the Board shall designate from time to time that are not inconsistent with the Executive’s position as the Chief

Executive Officer and President of the Company. During the Initial Term and each Subsequent Term, the Executive shall report to the Board.

3.2    Duties. During the Initial Term and each Subsequent Term, the Executive shall devote the amount of his business time necessary and proper to conduct the business and affairs of the Company, and the Executive shall use his best efforts to perform faithfully the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not create a conflict of interest or substantially interfere with the performance of his duties and responsibilities hereunder, to (i) manage his personal and family, financial and legal affairs; (ii) participate in charitable, civic, educational, professional, community and industry affairs, including without limitation board or committee service for the Columbus Foundation, the Columbus Partnership, the Downtown Columbus, Inc., Nationwide Children’s Hospital, the Battelle Memorial Institute, and the Harvard University Joint Center for Housing Studies; and (iii) continue to engage in non-competitive activities for the Real Estate Business (as defined below). The parties hereby acknowledge that the Executive, in addition to the services he performs for the Company, has historically operated a substantial real estate development business (the “Real Estate Business”) and, during the Initial Term and each Subsequent Term, it is expected that the Executive will continue to engage in the Real Estate Business in accordance with the terms and conditions of this Agreement. The parties hereby acknowledge and agree that, although Executive’s principal place of business will be the Company’s headquarters in Columbus, Ohio, the Executive shall be permitted to carry out his duties and responsibilities under this Agreement from any other location deemed appropriate by the Executive.

4.Compensation and Other Benefits.

4.1    Base Salary and Bonus. During the Initial Term and each Subsequent Term, the Executive shall receive a base salary per annum payable in accordance with the Company’s normal payroll practices of not less than $600,000 (“Base Salary”), subject to adjustments as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time. During the Initial Term and each Subsequent Term, the Executive will be eligible to participate in the Company’s annual incentive and long-term incentive programs, as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of such programs, as established by the Compensation Committee.

4.2    Benefits. During the Initial Term and each Subsequent Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. The Executive shall accrue vacation at a rate of four (4) weeks per year in accordance with the Company’s vacation policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

4.3    Expense Reimbursement. Upon presentation of appropriate documentation, the Executive shall be entitled to receive reimbursement from the Company of all reasonable business expenses incurred by the Executive in performing services (including automobile reimbursement) hereunder, provided that such expenses shall be paid and must be incurred in accordance with the Company’s expense reimbursement policy, and any other applicable policies and procedures established from time to time by the Company.

5.Termination. The Executive’s employment and the Initial Term or any Subsequent Term shall terminate on the first of the following to occur:

5.1    Death. Automatically on the date of death of the Executive.

5.2    Disability. The date on which the Executive shall have experienced a Disability. For purposes of this Agreement, “Disability” shall mean either (i) a long-term disability entitling the Executive to receive benefit payments under the Company’s long-term disability plan as then in effect or (ii) if no such plan is then in effect or applicable to the Executive, the Executive’s incapacity, due to physical or mental illness, which has rendered him unable to perform the essential functions of his position for a total of one hundred twenty (120) days (whether or not consecutive) during any consecutive 365-day period; provided, further, that any question as to the existence of the Disability of the Executive under subclause (ii) above as to which the parties hereto cannot agree shall be determined in writing by a qualified independent licensed healthcare provider selected by the Company. The determination of a Disability by such healthcare provider shall be final and conclusive for all purposes of this Agreement. In conjunction with the foregoing, the Executive shall agree to consent to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, or which is required by such healthcare provider, and to furnish such medical information as may be reasonably requested, and to waive any applicable patient privilege that may arise because of such examination.

5.3    Cause. Immediately upon written notice from the Company to the Executive of a termination for Cause. “Cause” shall mean: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) the Executive’s willful commission of an act of fraud, dishonesty or other act of willful misconduct in the course of the Executive’s duties hereunder that has a significant adverse effect on the Company or its affiliates; (iii) the Executive’s willful failure to perform the Executive’s duties under this Agreement after the Company has delivered to the Executive a written demand for performance which describes the basis for the Board’s belief that the Executive has violated his obligations to the Company and the Executive fails to cure such alleged violation or failure within thirty (30) days after receipt of such notice; or (iv) any material breach by the Executive of this Agreement after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has materially breached this Agreement, and the Executive fails to cure such alleged breach within thirty (30) days after receipt of such notice.

5.4    Without Cause. The date upon which the Company shall give the Executive a notice of involuntary termination (or the termination date specified in such notice) without Cause (other than for death or Disability).

5.5    Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment hereunder for one of the following reasons: (i) a diminution in the Executive’s Base Salary or Target Bonus in effect from time to time; (ii) a diminution in the Executive’s duties, authorities, responsibilities, title, or position; (iii) a requirement that Executive report to and be subject to the authority of an officer or employee of the Company other than the Board; (iv) a relocation of the Executive’s primary work location by more than 20 miles from its then current location; or (iv) any material breach by the Company of this Agreement. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive. If the Company fails to correct any such event alleged to constitute Good Reason, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the correction period for the termination to be considered a Good Reason termination.

5.6    Resignation Without Good Reason. Upon 180 days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

5.7    Expiration of Term. Upon the expiration of the Initial Term or any Subsequent Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.

6.Payments upon Termination.

6.1    Accrued Amounts. In the event of a termination of the Executive’s employment for any reason, the Executive shall be entitled to: (i) any Base Salary earned but unpaid through the date of termination; and (ii) the Executive’s accrued and unused vacation and unreimbursed business expenses (for which the Executive is entitled to reimbursement under this Agreement), in each case, as of the date of such termination (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid within sixty (60) days following termination of employment.

6.2    Severance Payments. Subject to the Executive’s compliance with the obligations in Sections 6.3 and 7 hereof, in the event of a termination of the Executive’s employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the

Executive will be entitled, in addition to the Accrued Amounts, to the following payments (collectively, the “Severance Payments”):

6.2.1    Base Salary continuation payments in accordance with the regular payroll practices of the Company for a period of eighteen (18) months (the “Severance Period”) following such termination;

6.2.2    a lump sum cash payment equal to 1.5 times the dollar value of the total target performance-based cash award (“Target Award”) for the Executive established by the Compensation Committee for the year of termination (regardless of actual Company performance); and

6.2.3    any cash bonus and restricted stock earned but unpaid or unissued under the Company’s annual incentive programs for the year immediately preceding the year of termination based on actual Company performance and payable and issuable at the same time as such bonus or restricted stock for such year would have otherwise been paid or issued;

provided, that, notwithstanding anything herein to the contrary, the first payment of the Severance Payments and the lump sum payment of the multiple of the Target Award shall be made on the first payroll period occurring after the sixtieth (60th) day following the date of termination of the Executive’s employment and shall include payment of any amounts that would otherwise be due prior thereto; and provided, further, that in the event that Executive becomes eligible for payments and benefits under that certain Change in Control Agreement with the Company, dated August 7, 2025 (the “Change in Control Agreement”), the payments received under the Change in Control Agreement will supersede the rights to payments under Sections 6.2.1 and 6.2.2.

6.3    Conditions to the Receipt of the Severance Payments. Notwithstanding anything herein to the contrary, (i) the receipt of the Severance Payments pursuant to Section 6.2 hereof shall be subject to the Executive’s signing and not revoking, within sixty (60) days following his termination of employment, a customary release of claims in the form provided to him by the Company within seven (7) days following his employment termination (the “Release”), which Release must have become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s termination of employment (the “Release Deadline”), and if the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to the Severance Payments and, for the avoidance of doubt, in no event will any Severance Payments be paid or provided; and (ii) the receipt of the Severance Payments pursuant to Section 6.2 hereof shall be subject at all times to the Executive’s continued compliance in all material respects with the provisions of Section 7 hereof.

6.4    Section 280G. If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a change in the control of the Company or otherwise (a “Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986,

as amended (the “Code”); and (b) the net after-tax benefit that the Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”), is greater than the net after-tax benefit the Executive would receive if the full amount of the Transaction Payments were paid to the Executive, then the Transaction Payments payable to the Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold.

7.Restrictive Covenants. In consideration of the compensation and benefits to the Executive provided hereunder and as a result of the Executive’s employment with the Company, the Executive has agreed to be subject to and bound by the restrictive covenants that are contained in Article III of the Change in Control Agreement, as it may be amended from time to time. Such restrictive covenants, as amended, are hereby incorporated as if fully set forth herein.

8.Representations of the Executive. The Executive represents and warrants to the Company that (i) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (ii) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

9.Miscellaneous.

9.1    Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

9.2    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, applied without reference to principles of conflict of laws. All of the parties hereto agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Ohio with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.

9.3    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.4    Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:    Installed Building Products, Inc.
495 South High Street, Suite 50
Columbus, OH 43215
Attn: General Counsel

To the Executive:    At the address shown on the records
of the Company

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.5    No Assignment. This Agreement is personal to the Executive and he may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.

9.6    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, foreign state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.7    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

9.9    Entire Agreement. This Agreement together with the Change in Control Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

9.10    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.11    Waivers. The failure of the Company at any time, or from time to time, to require performance of any of the Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provisions of this Agreement at a subsequent time. The waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

9.12    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Initial Term or any Subsequent Term hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

10.Code Section 409A Compliance.

10.1    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

10.2    Notwithstanding anything to the contrary in this Agreement or in any other compensatory agreement between the Company and the Executive, (i) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” (ii) if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the date that is immediately following the date of the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”), and (iii) upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

10.3    Notwithstanding anything to the contrary in this Agreement, with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

10.4    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of its amendment and restatement that is first written above.

INSTALLED BUILDING PRODUCTS, INC.

 /s/ Michael T. Miller
Michael T. Miller, CFO

EXECUTIVE

 /s/ Jeffrey W. Edwards
Jeffrey W. Edwards